Exhibit 99.1

May 10, 2022

To the Board of Directors of Powell Industries, Inc.

I hereby resign from the Board of Directors of Powell Industries, Inc. and all committees thereof effective immediately.

//s// Perry L. Elders

Perry L. Elders